Exhibit 99.3

July 19, 2019

The Non-Cerberus Directors of the

Board of Directors of Avon Products, Inc.

Building 6, Chiswick Park

London W4 5HR

United Kingdom

Re:	Initially Filed Registration Statement on Form F-4 of Natura &Co Holding S.A. (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated May 22, 2019 (“Opinion Letter”), with respect to the fairness to the holders of shares of common stock of Avon Products, Inc. (the “Company”) (other than Parent (as defined in the Opinion Letter) or its affiliates who are holders of Company Common Stock (as defined in the Opinion Letter)), from a financial point of view, of the Exchange Ratio (as defined in the Opinion Letter) to be received by such holders in the Transaction (as defined in the Opinion Letter).

The Opinion Letter is provided for the information and assistance of the non-Cerberus directors of the board of directors of the Company, in their capacity as such, in connection with and for the purposes of its evaluation of the Transaction (as defined in the Opinion Letter). We understand that the Company has determined to include our opinion in the joint proxy statement/prospectus included in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of the Independent Non-Cerberus Directors’ Financial Advisor”, “Risk Factors—Risk Relating to the Transaction”, “The Transaction—Background to the Transaction”, “The Transaction—Avon’s Reasons for the Proposed Transaction”, “The Transaction—Opinion of the Independent Non-Cerberus Directors’ Financial Advisor”, “The Transaction—Certain Unaudited Forecasts” and “The Transaction—Certain Synergy and Cost Reduction Estimates”, and to the inclusion of the Opinion Letter as an exhibit to the joint proxy statement/prospectus included in the Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement (including any subsequent amendments to the Registration Statement), prospectus or proxy or information statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the non-Cerberus directors of the board of directors of the Company, the board of directors of the Company, including any committee thereof, or the Company, without our prior consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ PJT Partners LP
PJT Partners LP